EXHIBIT A

RESOLUTIONS

MML BAY STATE LIFE INSURANCE COMPANY

DIRECTOR’S CONSENT TO ACTION

The Undersigned, being all the members of the Board of Directors (the “Board”) of MML Bay State Life Insurance Company, a Connecticut corporation (the “Company”), hereby adopt the following resolution by this written consent, in accordance with Section 1-272 of the Connecticut Uniform Electronic Transactions Act, with the same force and effect as if adopted by a resolution at a duly convened meeting of the Board.

RESOLVED, that the Board of Directors hereby approves the delegation of authority to the Company’s Chief Executive Officer, President, and any Senior Vice President or Vice President of the Company responsible for the Company’s variable products and/or the investment options available through such variable products to approve the terms of any substitutions and authorize the preparation and filing of an application, on behalf of the Company and its separate accounts, with the U.S. Securities and Exchange Commission (the “SEC”) under Section 26(c) of the Investment Company Act of 1940, as amended (“1940 Act”) for an order approving the substitutions, and pursuant to Section 6(c) and Section 17(b) of the 1940 Act for relief from Section 17(a) of the 1940 Act to permit certain in-kind transactions in connection with the substitutions; and

FURTHER RESOLVED, that the appropriate officers and agents of the Company on behalf of the Company and/or its separate accounts, as applicable, are authorized to (a) make the necessary SEC and other regulatory filings, including the application and any amendments thereto, and (b) take or cause to be taken, on behalf of the Company, any and all actions which in their judgment, with the assistance of counsel, may be necessary or desirable to effectuate the substitutions, including but not limited to (i) preparing and filing reports and other documents with federal, state and other regulatory agencies or organizations (including but not limited to the SEC) and (ii) executing and delivering certificates, instructions, memoranda, notices of termination, assignments, requests or other instruments to any applicable third parties and affiliated entities of such parties.

Dated this 11th day of June 2025.

/s/ Roger W. Crandall	/s/ Paul A LaPiana
Roger W. Crandall, Chairman,	Paul A. LaPiana, Director
President and Chief Executive Officer	and Executive Vice President

/s/ Mary Jane Fortin	/s/ Michael J. O’Connor
Mary Jane Fortin, Director,	Michael J. O’Connor, Director
Executive Vice President, and Chief Financial Officer	and General Counsel

MML Series Investment Fund

MML Series Investment Fund II

Written Consent of Trustees

June 6, 2025

The undersigned, being members of the Board of Trustees of the MML Series Investment Fund and MML Series Investment Fund II, each Massachusetts business trust (each, a “Trust” and together, the “Trusts”), acting pursuant to Article 2, Section 2.6 of the Trusts’ Amended and Restated Bylaws, dated April 30, 2021, hereby adopt the following resolutions with the same force and effect as if they had been adopted at a duly convened meeting of the Board of Trustees of the Trusts; and direct that this written consent be filed with the minutes of the proceedings of the Board of Trustees of the Trust:

WHEREAS, the Board of Trustees (the “Board”) of the Trusts determined that participation of the Trusts in certain fund substitution transactions (“Substitutions”) involving certain series of the Trusts is in the best interest of the Trusts and their shareholders; and

WHEREAS, the Board has determined that having the ability to conduct certain of the transactions that may be a part of any Substitutions “in-kind” is in the best interest of the Trusts and their shareholders; and

WHEREAS, the Board has determined that in order to facilitate such “in-kind” transactions it is in the best interest of the Trusts and their shareholders to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), an application for exemptive relief from section 17(a) of the Investment Company Act of 1940, as amended (the “1940 Act”).

NOW, THEREFORE, IT IS RESOLVED, that the Board hereby approves the Trusts’ participation in the Substitutions; and

FURTHER RESOLVED, that the Board hereby approves the preparation of an exemptive application seeking relief from the provisions of section 17(a) of the 1940 Act to permit the purchase and sale of shares of the Trusts “in-kind” in exchange for investment securities and the filing of such application with the SEC; and

FURTHER RESOLVED, that the Trusts are hereby authorized to sell their shares in exchange for “in-kind” investment securities. The consideration paid for the Trusts’ shares may therefore not be entirely in cash and the Board will not separately review each in-kind security accepted by the Trusts; and

FURTHER RESOLVED, that the appropriate officers of the Trusts, in consultation with and with the approval of counsel, be, and they hereby are, authorized and directed to prepare, or cause to be prepared, and file or cause to be filed with the SEC any amendments or supplements to the exemptive application (including expanding the relief sought to other sections of the 1940 Act), as they deem appropriate and in the best interest of the Trusts, with the filing of such amendments or supplements to be conclusive evidence that they did deem such documents to meet such standards; and

FURTHER RESOLVED, that the appropriate officers of the Trusts, in consultation with and with the approval of counsel, be, and they hereby are, authorized and directed to take such action on behalf of the Trusts as they deem appropriate and in the best interest of the Trusts to effect the Substitutions and all transactions contemplated thereby, with the taking of such action to be conclusive evidence that they did deem such action to meet such standard.

IN WITNESS WHEREOF, the following persons have executed this written consent via electronic consent as of the date indicated in the attached Diligent voting results.

/s/ Nabil N. El-Hage	/s/ Maria D. Furman
Nabil N. El-Hage	Maria D. Furman

/s/ Paul LaPiana	/s/ R. Bradford Malt
Paul LaPiana	R. Bradford Malt

/s/ C. Ann Merrifield	/s/ Clifford M. Noreen
C. Ann Merrifield	Clifford M. Noreen

/s/ Cynthia R. Plouché	/s/ Jason J. Price
Cynthia R. Plouché	Jason J. Price

/s/ Susan B. Sweeney
Susan B. Sweeney